American Cellular Corporation
Unaudited Proforma Consolidated Statement of Operations

	Year ended December 31, 2006
	American
	Cellular	Highland	Pro forma
	Corporation	Cellular (1)	Adjustments		Total
	($ in thousands)
Operating Revenue:
Service revenue	$369,515	$19,234	$—		$388,749
Roaming revenue	125,339	6,125	—		131,464
Equipment and other revenue	23,634	6,028	—		29,662

Total operating revenue	518,488	31,387	—		549,875

Operating Expenses:
Cost of service (exclusive of depreciation and amortization shown separately below)	136,963	7,572	—		144,535
Cost of equipment	52,233	2,981	—		55,214
Marketing and selling	67,326	2,612	—		69,938
General and administrative	86,014	6,054	—		92,068
Depreciation and amortization	81,860	2,795	2,821	(2)	87,476
Gain on disposition of operating assets	(2,917)	—	—		(2,917)

Total operating expenses	421,479	22,014	2,821		446,314

Operating Income	97,009	9,373	(2,821)		103,561

Interest expense	(98,524)	(2,496)	(2,919	)(3)	(103,939)
Other expense	(2,510)	—	—		(2,510)

(Loss) income before income taxes	(4,025)	6,877	(5,740)		(2,888)

Income tax benefit (expense)	2,080	—	(432	)(4)	1,648

Net (loss) income	$(1,945)	$6,877	$(6,172)		$(1,240)

(1)	Represents the year to date 2006 income statement of Highland Cellular prior to our acquisition on October 5, 2006.

(2)	Represents additional amortization on the new customer lists acquired from Highland Cellular.

(3)	Represents additional interest incurred on the $95 million borrowed to purchase Highland Cellular, less amounts previously incurred by Highland.

(4)	Represents the tax expense on the income from Highland and the pro forma adjustments.